Exhibit 10.1

SUB-ADVISORY AGREEMENT

SUB-ADVISORY AGREEMENT (this “Agreement”) entered into as of July 1, 2014, by and between TriLinc Advisors International, Ltd., a Cayman Islands exempted company (the “Advisor”) and Barak Fund Management, Ltd., a limited liability company organized under the laws of Mauritius (the “Sub-Advisor”).

WHEREAS, TriLinc Global Impact Fund, LLC, a Delaware limited liability company (the “Company”) intends to form or has recently formed, a wholly-owned subsidiary (the “Client”), which shall become a party to this Agreement by executing the Addendum in the form attached hereto as Exhibit 1;

WHEREAS, the Company has appointed TriLinc Advisors, LLC (the “Company Advisor”) as the investment advisor for the Company, pursuant to the Amended and Restated Advisory Agreement, dated February 24, 2014, by and between the Company and the Company Advisor (the “Advisory Agreement”) whereby the Company Advisor is responsible for managing, operating, directing and supervising the operations and administration of the Company and its assets, and for selecting, managing and overseeing the performance of sub-advisors managing the assets of the Company and wholly owned subsidiaries of the Company, which will include the Client;

WHEREAS, pursuant to the Services Agreement, dated December 19, 2012, by and between the Company Advisor and the Advisor (the “Services Agreement”), the Company Advisor has delegated to the Advisor the Company Advisor’s responsibility for selecting, managing and overseeing the performance of the sub-advisors managing the assets of the wholly owned subsidiaries of the Company, which will include the Client;

WHEREAS, pursuant to the Services Agreement, the Advisor is authorized to select and engage sub-advisors to perform services on behalf of the Client, subject to the supervision of the Advisor;

WHEREAS, the Advisor, on behalf of the Client, desires to engage the Sub-Advisor to assist with the investment and management of a portion of the Client’s assets initially comprised of cash and/or other investments in an amount as allocated to the Sub-Advisor from time to time by the Advisor in its sole discretion (the “Client Assets”) and as maintained in the Account (as defined below), on the terms and conditions set forth herein; and

WHEREAS, the Sub-Advisor is willing to accept such engagement and render such services for the Client.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Definitions.

(a) “Affiliate” means, with respect to any Person, each of the following: (A) any other Person directly or indirectly owning, controlling, or holding, with power to vote, ten percent (10%) or more of the outstanding voting securities of such Person; (B) any other Person where such Person directly or indirectly owns, controls, or holds, with the power to vote, ten percent (10%) or more of the outstanding voting securities of the other Person; (C) any other Person directly or indirectly controlling, controlled by, or under common control with such Person; (D) any executive officer, director, trustee or general partner of such Person; or (E) any legal entity for which such Person acts as an executive officer, director, trustee or general partner.

(b) “Applicable Laws” means: (i) with respect to the Sub-Advisor, any and all laws (whether statutory or common law), ordinances, rules, administrative interpretations, regulations, orders, consents, writs, injunctions, directives, judgments, decrees, policies, guidelines or other requirement of any governmental authority that are legally binding on the Sub-Advisor in the jurisdictions in which the Sub-Advisor conducts its business; and (ii) with respect to the Advisor, any and all laws (whether statutory or common law), ordinances, rules, administrative interpretations, regulations, orders, consents, writs, injunctions, directives, judgments, decrees, policies, guidelines or other requirement of any governmental authority that are legally binding on the Advisor in the jurisdictions in which the Advisor conducts its business.

(c) “Business Day” means any day that the NYSE is normally open for trading and that is not a Saturday, a Sunday or a day on which banks in the City of New York are authorized or required to close for regular banking business.

(d) “Guidelines” means the investment guidelines and restrictions set forth on Annex B hereto, the Company’s registration statement on Form S-1, and any additional instructions furnished by the Advisor in writing, in each case as amended from time to time by the Advisor or the Company, in its discretion, upon not less than 45 days’ prior written notice to the Sub-Advisor. Any changes to the Guidelines will apply only to investments made after the expiration of such 45 day notice period.

(e) “Person” means an individual, corporation, partnership, limited liability company, estate, trust, a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity.

(f) “Rep Fees” means the reasonable fees of sales representatives, consultants and advisors where (i) the sales representative, consultant or advisor is not an Affiliate of the Sub-Advisor and (ii) such fees are consistent with the fees charged to other clients and customers of the Sub-Advisor and its Affiliates for similar services.

(g) “Sub-Advisor Personnel” means any manager, officer or employee of the Sub-Advisor and its Affiliates.

2. Addition of Client as a Party. Following formation of the Client, the Client shall execute the Addendum and without further action by the Client, the Advisor or the Sub-Advisor, shall automatically become a party hereto.

3. Appointment as Sub-Advisor. The Advisor, on behalf of the Client, hereby appoints the Sub-Advisor to provide, and the Sub-Advisor hereby accepts such appointment and agrees to provide, sub-advisory services following formation of the Client with respect to the Client Assets, subject to the supervision of the Advisor and on the terms and conditions set forth in this Agreement. The provisions set forth on Annex D hereto are incorporated herein by reference thereto.

4. Duties of the Sub-Advisor.

(a)	Investments. The Sub-Advisor shall, in accordance with the Guidelines:

(i)	originate, underwrite and analyze potential investment opportunities on behalf of the Client;

(ii)	structure and negotiate the terms and conditions of the Client’s investments;

(iii)	make, monitor and manage investments on behalf of the Client on a discretionary basis and in compliance with the Guidelines; provided, that the Sub-Advisor’s authority to make and effect Non-qualifying Investments (as defined in the Guidelines) on behalf of the Client, shall be on a non-discretionary basis and shall require the prior written approval of the Advisor;

(iv)	perform borrower level and market specific due diligence on prospective investments and create internal due diligence reports summarizing the results of such work;

(v)	screen for and track the impact objectives and the environmental, social and governance (“ESG”) practices of the borrowers and perform negative screening according to the International Finance Corporation (“IFC”) Exclusion list with respect to the Client’s investments and borrowers;

(vi)	assess, monitor and manage operational risks; and

(vii)	provide other specific services for the Client as the Advisor and the Sub-Advisor may mutually agree upon from time to time during the term of this Agreement.

(b)	Compliance with Applicable Laws, Best Practices, Guidelines, etc. The Sub-Advisor shall:

(i)	comply with Applicable Laws in connection with providing services to the Client;

(ii)	(A) use reasonable best efforts to maintain policies and procedures designed to ensure that the Sub-Advisor and the Sub-Advisor Personnel do not violate any Applicable Law, and (B) conduct an annual review of such policies and procedures and their implementation;

(iii)	comply with the Guidelines; and

(iv)	upon the Advisor’s request, perform such additional acts as are reasonable and customarily performed by a sub-advisor or may be required for the Advisor or the Client to comply with their respective obligations under Applicable Laws.

5. Proxies, Tender Offers, Class Actions, Etc. The Sub-Advisor is hereby appointed as the Client’s agent and attorney-in-fact in its discretion to vote, tender or convert any Client Asset securities (other than conversions into Non-qualifying Investments); to execute proxies, waivers, consents and other instruments with respect to such securities; and to endorse, transfer or deliver such securities and to participate in or consent to any class action, plan of reorganization, merger, combination, consolidation, liquidation or similar plan with reference to such securities (collectively, the “Voting Acts”). The Sub-Advisor shall exercise its discretion with respect to the Voting Acts (as they apply to the Client Assets) and take such action with respect to the Voting Acts (as they apply to the Client Assets) as it determines in good faith to be in the best interest of the Client. If the Sub-Advisor or any of its Affiliates or Sub-Advisor Personnel has an adverse or potentially adverse interest with respect to any vote or Voting Act (as they apply to the Client Assets), the Sub-Advisor shall promptly inform the Advisor thereof and refrain from exercising such Voting Acts with respect to the Client Assets without the prior written consent of the Advisor after full disclosure. Each Custodian (as defined below) shall forward promptly to the Sub-Advisor proxies or similar communications and follow the Sub-Advisor’s instructions concerning the same. The Sub-Advisor shall not be responsible for voting proxies not timely received.

6. Brokerage.

(a) Notwithstanding anything set forth herein to the contrary, (i) the Sub-Advisor shall not use a broker, dealer or bank (or other similar person or entity) in a transaction in which, in the Sub-Advisor’s reasonable judgment, the Client is exposed to significant counterparty risk; and (ii) the Sub-Advisor agrees to instruct such broker, dealer or bank (or other similar person or entity) to send a duplicate confirmation of such counterparty transaction to the Advisor at such address or to such facsimile number as the Advisor may specify from time to time. Furthermore, the Sub-Advisor shall not use a broker, dealer or bank (or other similar person or entity) which is an Affiliate of the Sub-Advisor, without obtaining the prior written consent of the Advisor.

(b) When effecting investments or otherwise placing orders for the execution of securities transactions involving the Account, the Sub-Advisor may allocate such transactions to such brokers and dealers for execution on such markets, at such prices and at such commission rates as in the good faith judgment of the Sub-Advisor shall be in the best interests of the Client, taking into consideration in the selection of such brokers and dealers not only the available prices and rates of brokerage commissions, but also such other relevant factors as (without limitation) execution capabilities, research and other services performed or provided by such brokers or dealers which are expected to assist the Sub-Advisor in rendering investment management services with regard to the Account.

7. Books and Records. The Sub-Advisor shall maintain separate detailed records of all matters pertaining to the Client’s investments in the Client Assets, including, without limitation, brokerage and other records of all securities and credit transactions. All records of the Sub-Advisor, to the extent related in any way to the Client’s investments in the Client Assets, shall be open to inspection, audit and duplication at all reasonable times by any person designated by the Advisor or the Client. The Sub-Advisor shall make appropriate Sub-Adviser Personnel available to the Advisor and/or the Client and their respective designated agents on a regular basis for reasonable telephone communications and/or meetings at the offices of the Sub-Advisor, or another mutually agreed location, regarding the management and performance of the Client’s investments in the Client Assets. Such records shall include all information necessary to calculate and audit the fees or reimbursements paid under this Agreement. The Sub-Advisor shall utilize procedures to attempt to ensure such control over accounting and financial transactions as is reasonably required to protect the Client’s investments in the Client Assets from theft, error or fraudulent activity. The parties hereto agree that all books and records of the Sub-Advisor, to the extent related to the Client’s investments in the Client Assets, shall remain the sole property of the Client, provided that, (a) subject to Section 35 of this Agreement, the Sub-Advisor shall be entitled to retain a copy of such books and records to the extent necessary for audit and administrative purposes, and (b) to the extent that any books and records of the Sub-Advisor relate to both the Client’s investments and investments of other clients or customers of the Sub-Advisor, and original documents are not required by the Client in order to exercise all of its legal rights with respect to the Client Assets, the Sub-Advisor may provide copies of such books and records to the Client in lieu of originals. Nothing in this Section 7 shall be interpreted to obligate the Sub-Advisor to violate any confidentiality obligations to its or its Affiliates’ other clients or customers and the Sub-Advisor may redact any such document to prevent the Advisor or Client from receiving any potentially identifying information of the Sub-Advisor’s or its Affiliates’ clients or customers and/or their activities.

8. Reports. The Advisor shall have the right to participate as an observer on the Sub-Advisor’s investment committee (or the Sub-Advisor’s TriLinc specific investment committee if the Sub-Advisor has a TriLinc specific investment committee), during any meeting (or portion of any meeting) relating to any actual or potential investments by the Client and, in connection therewith, receive any information, reports and analyses provided to such committee with respect to any actual or potential investments by the Client. In addition, the Sub-Advisor shall furnish to the Advisor such reports regarding the Client Assets in such detail as the Advisor may reasonably request, including without limitation, the following:

(a) with respect to each loan held in the Account relating to the Client Assets, a statement of the total amount and cost of such loan, including the principal loan amount, interest rate, deferred interest, any additional finance charges or loan fees and any defaults on such loan, equity features and other material financial terms affecting the value of the Client Assets;

(b) as mutually agreed upon by the Advisor and the Sub-Advisor, quarterly economic and investment analyses, local market intelligence, and reports or other investment services normally available to the Sub-Advisor’s other clients;

(c) appropriate metrics and information for impact monitoring of the Client Assets, including information for performing ESG screening, negative screening according to the IFC Exclusion list and impact monitoring, as set forth in the Guidelines; and

(d) such certifications and other information as may be reasonably requested by the Advisor or the Client from time to time in connection with this Agreement.

All reports that the Sub-Advisor delivers to the Advisor shall, to the extent reasonably practicable, be prepared in the format and delivered in the manner requested by the Advisor.

9. Material Events.

(a) The Sub-Advisor shall promptly inform the Advisor and the Client in the event that the Sub-Advisor actually becomes aware of, or with the exercise of reasonable diligence would reasonably be expected to have become aware of, any of the following (each a “Sub-Advisor Material Event”): (i) any material non-compliance or other material breach of this Agreement by the Sub-Advisor (and the Sub-Advisor shall take all steps necessary to rectify such material non-compliance or other material breach as soon as possible); (ii) any proposed material changes in the Sub-Advisor’s investment selection process with respect to the Client Assets; (iii) any change of control of the Sub-Advisor or any of the individuals listed on Annex D (the “Key Sub-Advisor Personnel”) cease to be Sub-Advisor Personnel actively involved with the Sub-Advisor’s performance of its services hereunder; (iv) any material adverse changes in the financial or other condition of the Sub-Advisor; (v) any material claim or demand, or the commencement of any proceeding, against any Key Sub-Advisor Personnel or the Sub-Advisor (including, but not limited to, the filing of a lawsuit against the Sub-Advisor or any Key Sub-Advisor Personnel) which alleges any fraud, negligence, contractual or fiduciary breach or violation of Applicable Laws related to the performance of investment management or related services by any Key Sub-Advisor Personnel or the Sub-Advisor; (vi) any material claim, demand, charge, complaint or the commencement of any formal proceeding or investigation with respect to any Key Sub-Advisor Personnel or the Sub-Advisor by any government, government agency or self-regulatory organization; (vii) any incidents involving the Sub-Advisor and/or Client Asset counterparties that result in loss of life, material effect on the environment or material breach of law or otherwise violating the ESG Criteria set forth in the Guidelines; (viii) any activities by Client Asset counterparties appearing on the IFC Exclusions List; (ix) any event involving the Sub-Advisor that would materially and adversely affect in any manner the conduct of the business or the business reputation of the Advisor, the Client or the Company; and (x) breach of the Sub-Advisor’s representations and warranties set forth in Section 20(e) of this Agreement.

(b) The Advisor shall promptly inform the Sub-Advisor in the event that the Advisor actually becomes aware of, or with the exercise of reasonable diligence would reasonably be expected to have become aware of, any of the following (each an “Advisor Material Event”): (i) any material non-compliance or other material breach of this Agreement, the Services Agreement or the Advisory Agreement by the Advisor or the Company Advisor (and the Advisor shall take all steps necessary to rectify such material non-compliance or other material breach as soon as possible); (ii) any material adverse changes in the financial or other condition of the Advisor or the Company Advisor including, without limitation, termination or assignment of the Advisory Agreement or the Services Agreement; (iii) any change of control of the Advisor or the Company Advisor; (iv) any material claim or demand, or the commencement of any proceeding, against the Advisor or the Company Advisor (including, but not limited to, the filing of a lawsuit against the Advisor or the Company Advisor) which alleges any fraud, negligence, contractual or fiduciary breach or violation of Applicable Laws related to the performance of investment management or related services by the Advisor or the Company Advisor; (v) any material claim, demand, charge, complaint or the commencement of any formal proceeding or investigation with respect to the Advisor or the Company Advisor by any government, government agency or self-regulatory organization; (vi) any event involving the Advisor or the Company Advisor that would materially and adversely affect in any manner the conduct of the business or the business reputation of the Sub-Advisor; or (vii) any amendment to the terms of the Advisory Agreement or the Services Agreement that would have a material impact on the Sub-Advisor.

10. Duties of the Advisor. The Advisor shall oversee and review the Sub-Advisor’s performance under this Agreement pursuant to the terms and conditions of the Advisory Agreement. The Advisor shall be responsible for reviewing and approving proposed Non-qualifying Investments recommended by the Sub-Advisor. The Advisor shall comply with Applicable Laws in connection with providing services to the Client.

11. Account/Custody.

(a) The Client Assets shall be held in one or more accounts (all such accounts are collectively referred to herein as the “Account”) in the custody of such Person(s) as may, from time to time, be appointed by the Advisor, on behalf of and in the name of the Client, as designated on Annex A hereto (each a “Custodian”). The Sub-Advisor shall not have the authority to change any Custodian. The Advisor shall not change any Custodian without giving the Sub-Advisor reasonable prior notice of its intention to do so, together with the name of, and other relevant information with respect to, any new Custodian. Prior to making any investment on behalf of the Client, the Sub-Advisor shall make a written request to the Advisor setting forth (i) the funds necessary for making the investment, (ii) a brief description of the proposed investment, (iii) copies of the legal documents relating to the terms of the proposed investment, and (iv) wire transfer instructions for the account to be used for the investment (each, an “Investment Request”). Within 5 Business Days after receipt of an Investment Request, subject to the Advisor’s right to approve or reject any Non-qualifying Investments, the Advisor shall (A) cause the Client to deposit the requested funds in the Account and (B) instruct the applicable Custodian to accept the Sub-Advisor’s instructions (each a “Funding Instruction”) to wire the amount of funds specified in the Investment Request to the account specified in the Investment Request. The Sub-Advisor may deliver the Funding Instruction for each investment to the applicable Custodian at any time within 10 Business Days after the applicable Custodian’s receipt of the funds and wire transfer instructions for such investment. Other than pursuant to the Funding Instructions, the Sub-Advisor shall not be authorized to give instructions to any Custodian on behalf of the Client or the Advisor.

(b) The Sub-Advisor acknowledges and agrees that matters or circumstances might require the Advisor, pursuant to the exercise of its fiduciary duties to the Client, to withdraw all or any portion of the cash and cash equivalents in the Account (net of any cash required for accrued expenses pursuant to Section 17). Such matters and circumstances may include, for example, the existence of surplus cash in the Account, acts of war or terrorism, required distributions by the Client to the Company, macro-economic, performance or allocation issues, unanticipated cash requirements for the Client or the Company, or instructions from the Company’s board of managers. Notwithstanding anything to the contrary hereinabove, neither the Sub-Advisor nor any of its members, shareholders, partners, advisors, managers, directors, officers, employees and agents, as applicable, are permitted to have possession or custody of the

Client Assets or other Client property outright, or otherwise obtain possession of them, and nothing herein shall be construed as to deem them as having custody or possession of the Client Assets or other Client property. The Client shall be responsible for all custodial agreements and the payment of all custodial charges and fees and the Sub-Advisor shall have no responsibility or liability for the acts, omissions or other conduct of any Custodian.

12. Agent. Subject to any other written instructions of the Advisor and the terms and conditions set forth herein, the Sub-Advisor is hereby appointed as the Client’s agent and attorney-in-fact for the limited purpose of executing documentation, agreements, contracts and other documents in connection with the Client Assets or as requested by counterparties and other persons in connection with the Sub-Advisor’s management of the Client Assets; provided, however, that any such documentation shall comply in all material respects with Applicable Laws and shall not cause the Client Assets to be held in a manner inconsistent with Section 11 above. The Sub-Advisor shall provide the Advisor with copies of any documents executed on behalf of the Client hereunder promptly following the execution of any such documents.

13. Non-Exclusive Services.

(a) The services of the Sub-Advisor to the Client are not exclusive; provided, however, the Sub-Advisor and its Affiliates shall not, without the prior written consent of the Client, provide similar services or otherwise offer similar investments, directly or indirectly, to any pooled investment vehicle or other direct participation product whose investment strategy involves investments in small or medium enterprises located in developing economies and whose investors consist only of U.S. retail investors. The Advisor and the Client acknowledge that the Sub-Advisor and its Affiliates offer investment advisory services to various clients and each of the Advisor and the Client agree that the Sub-Advisor and its Affiliates may take actions with respect to any of its other accounts and clients which may differ from the timing or nature of the Sub-Advisor’s actions taken on behalf of the Client with respect to the Client Assets, subject always to the Sub-Advisor’s obligations as a fiduciary to the Client.

(b) The Sub-Advisor and its Affiliates shall use reasonable best efforts to allocate investment opportunities to the Client on a fair and equitable basis relative to other clients and customers to which the Sub-Advisor and its Affiliates offer investment advisory services or otherwise offer similar investments, directly or indirectly, to clients or customers using similar investment strategies and techniques and consistent with their fiduciary obligations to the Client and such other clients.

(c) Except as may be expressly set forth on Annex D, nothing in this Agreement is intended to limit the ability of the Advisor or the Client to hire other sub-advisors to manage assets of the Client or the Company.

14. Conflicts of Interest. The Sub-Advisor will not (i) engage in any transactions with itself or any of its Affiliates or Sub-Advisor Personnel on behalf of or in connection with the Client Assets (including, without limitation, the purchase, sale or loan of any assets between the Sub-Advisor, any of its Affiliates or Sub-Advisor Personnel, on the one hand, and the Client Assets on the other hand) other than the provision of services and the payment of fees set forth herein; or (ii) effectuate any transactions between the Client and other client accounts managed by the Sub-Advisor or its Affiliates, except in each case to the extent the Client provides its prior written consent after full disclosure, including a description of the potential conflict of interest and how the Sub-Advisor will mitigate such conflict. Neither the Sub-Advisor nor any of its Affiliates shall, without the prior written consent of the Client, charge any fees or other amounts to the Client or the Advisor other than the fees and expenses provided for in Sections 16 and 17 of this Agreement.

15. Standard of Care. The Sub-Advisor acknowledges that it has been hired by the Advisor to act as an agent of and sub-advisor to the Client and the Sub-Advisor is subject to the duties of good faith, fair dealing, reasonable care and integrity that govern fiduciaries. The Sub-Advisor will perform all services and transactions contemplated by this Agreement with the utmost good faith, integrity, honesty and loyalty in its transactions with, and on behalf of, the Client and in accordance with Applicable Laws and the instructions of the Advisor hereunder. The Sub-Advisor agrees to exercise at least the same skill and care in performing its services under this Agreement as the Sub-Advisor exercises in performing similar services with respect to other fiduciary accounts for which the Sub-Advisor has investment responsibilities.

16. Compensation. For all of the services provided by the Sub-Advisor hereunder, the Advisor shall pay to the Sub-Advisor the fees as set forth on Annex C hereto (“Sub-Advisor Fees”), which shall be calculated by the Company Advisor (or by an administrator appointed by the Company Advisor), subject to review and verification by the Sub-Advisor.

17. Expenses.

(a) The Sub-Advisor shall bear all overhead and like expenses of the Sub-Advisor Personnel (including salaries and benefits) incurred in connection with its duties hereunder.

(b) Subject to the terms of this Section 17(b) and Section 17(c), the Advisor shall pay directly or reimburse the Sub-Advisor for: (i) all formation, operation, audit, tax, legal and administrative expenses with respect to the Account; and (ii) all of the reasonable out of pocket expenses associated with the origination, structuring, due diligence, acquisition, management and disposal of investments incurred in connection with the services provided to the Client pursuant to this Agreement (including Rep Fees), except as specifically set forth herein. The Sub-Advisor shall keep and supply to the Advisor reasonable records and supporting documentation of all such expenses and the Sub-Advisor shall not be entitled to reimbursement for any expenses for which the Sub-Advisor does not provide reasonable supporting documentation. Upon receipt of all such records and supporting documentation, the Advisor shall promptly cause the Company Advisor to seek reimbursement for such expenses from the Company. The Advisor’s obligation to pay directly or reimburse the Sub-Advisor for any and all expenses pursuant to this Section 17(b) shall be subject to the Company’s prior reimbursement of the Company Advisor for such expenses. Notwithstanding any of the foregoing, excluding Rep Fees, the Sub-Advisor shall not be entitled to reimbursement for any single or group of related expenses in excess of $25,000 unless the Sub-Advisor obtains the prior written approval of the Advisor. To the extent that the Company reimburses the Company Advisor for any expenses pursuant to this Section 17(b), the Advisor shall in turn pay directly or reimburse the Sub-Advisor for such expenses, as the case may be. Such payment or reimbursement for such expenses shall be made in cash by the Advisor within 30 calendar days following the Advisor’s original receipt from the Sub-Advisor of a properly reimbursable claim with the required records and supporting documentation. No other expenses shall be borne by the Advisor unless such expenses are authorized in writing, in advance of expenditure, by the Advisor. No expenses shall be borne by the Client.

(c) Notwithstanding anything to the contrary herein, the Sub-Advisor shall not be entitled to reimbursement for any of the following: (i) services for which the Sub-Advisor is entitled to compensation by way of a separate fee; (ii) an expense if the Advisor is not entitled to reimbursement for such expense from the Company; and (iii) salaries, fringe benefits, rent, depreciation, capital equipment or other costs of its own administrative items.

(d) Notwithstanding anything to the contrary herein, the Sub-Advisor may charge the Client’s borrowers directly only for the documentation fee specified in Annex C hereof, and reimbursement for out of pocket expenses incurred by the Sub-Advisor, and only to the extent specified herein. Such documentation fees and reimbursements are to be retained by the Sub-Advisor.

18. The Client Representations and Warranties. The Client, upon executing the Addendum, shall thereby represent and warrant to the Sub-Advisor that:

(a) The Client is duly organized and validly existing under the laws of its jurisdiction with the power to carry on its business as it is now being conducted;

(b) The execution, delivery and performance by the Client of this Agreement are within its powers and have been duly authorized by all necessary action, and no action or filing with any governmental body, agency or official is required for the execution, delivery and performance of this Agreement, and the execution, delivery and performance by the Client of this Agreement does not contravene or constitute a default under any provision of Applicable Laws, the Client’s governing instruments or any agreement, judgment, injunction, order, decree or other instrument binding upon the Client;

(c) To the Client’s knowledge, the Client has not suffered (and there has not otherwise existed) any condition, circumstance, event or occurrence which has had or could reasonably be expected to have a material adverse effect on the ability of the Client to consummate the transactions contemplated hereby and to comply with its obligations hereunder in a timely manner;

(d) This Agreement is a valid and binding agreement of the Client; and

(e) The Client is not an “investment company” as defined in the Investment Company Act of 1940.

19. The Advisor Representations and Warranties. The Advisor hereby represents and warrants to the Sub-Advisor that:

(a) The Advisor is wholly owned by the Company Advisor, a Delaware limited liability company that will be registered with the U.S. Securities and Exchange Commission as an investment adviser to the extent required by Applicable Law. Other than such registration, the Advisor is not required to be registered or licensed with any U.S. Federal, state, local or foreign regulatory or self-regulatory authority in order to carry out its intended business, including, without limitation, that which is contemplated under the terms of this Agreement, and will not perform any services that would require it to be registered or licensed in any such capacity, whether as an investment adviser, broker-dealer or otherwise;

(b) The Advisor is duly organized and validly existing under the laws of the Cayman Islands with the power to carry on its business as it is now being conducted;

(c) The execution, delivery and performance by the Advisor of this Agreement are within its powers and have been duly authorized by all necessary action, and no action or filing with any governmental body, agency or official is required for the execution, delivery and performance of this Agreement, and the execution, delivery and performance by the Advisor of this Agreement does not contravene or constitute a default under any provision of Applicable Laws, the Advisor’s governing instruments or any agreement, judgment, injunction, order, decree or other instrument binding upon the Advisor;

(d) To the Advisor’s knowledge, the Advisor has not suffered (and there has not otherwise existed) any condition, circumstance, event or occurrence which has had or could reasonably be expected to have a material adverse effect on the ability of the Advisor to consummate the transactions contemplated hereby and to comply with its obligations hereunder in a timely manner;

(e) This Agreement is a valid and binding agreement of the Advisor; and

(f) The Company Advisor and the Company have duly entered into the Advisory Agreement, and the Advisor and the Company Advisor have duly entered into the Services Agreement, pursuant to which agreements the Company has authorized the Advisor to enter into this Agreement on behalf of Client.

20. The Sub-Advisor’s Representations and Warranties. The Sub-Advisor hereby represents and warrants to the Advisor that:

(a) The Sub-Advisor is registered, or it is not required to be registered or licensed, under Applicable Law in order to carry out its intended business, including, without limitation, that which is contemplated under the terms of this Agreement, and will not perform any services that would require it to be registered or licensed in any capacity if it is not so registered or licensed, whether as an investment adviser, broker-dealer or otherwise;

(b) The Sub-Advisor is duly organized and validly existing under the laws of its jurisdiction with the power to carry on its business as it is now being conducted;

(c) The execution, delivery and performance by the Sub-Advisor of this Agreement are within its powers and have been duly authorized by all necessary action, and no action or filing with any governmental body, agency or official is required for the execution, delivery and performance of this Agreement, and the execution, delivery and performance by the Sub-Advisor of this Agreement does not contravene or constitute a default under any provision of Applicable Laws, Sub-Advisor’s governing instruments or any agreement, judgment, injunction, order, decree or other instrument binding upon Sub-Advisor;

(d) To the Sub-Advisor’s knowledge, the Sub-Advisor has not suffered (and there has not otherwise existed) any condition, circumstance, event or occurrence which has had or could reasonably be expected to have a material adverse effect on the ability of the Sub-Advisor to consummate the transactions contemplated hereby and to comply with its obligations hereunder in a timely manner

(e) No agent, affiliate, employee or other person associated with or acting on behalf of the Sub-Advisor, directly or indirectly, has in the past offered to pay or provide or have or will pay or provide anything of value in the form of any unlawful contribution, gift, entertainment or other unlawful expense to any foreign official or foreign political party in any polity for the purpose of gaining or retaining business or obtaining any unfair advantage, nor violated any provision of the U.S. Foreign Corrupt Practices Act, as amended (“FCPA”); the United Nations Convention Against Corruption (GA Res. 58/4, UN Doc. A/58/422 (2003)), nor the Organization for Economic Co-operation and Development (“OECD”) Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, Dec. 17, 1997, DAFFE/IME/BR(97)20, nor has made or will make any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment; and

(f) This Agreement is a valid and binding agreement of the Sub-Advisor.

21. Survival of Representations and Warranties; Duty to Update Information. All representations and warranties made by the Client, the Advisor and the Sub-Advisor pursuant to Sections 18, 19 and 20, respectively, shall survive for the duration of this Agreement and the parties hereto shall promptly, but in no event later than ten (10) days, notify each other in writing upon becoming aware that any of the foregoing representations and warranties are no longer true or become materially inaccurate.

22. Indemnification of the Sub-Advisor. The Sub-Advisor, its shareholders, members, partners, directors, officers, employees and agents (collectively, the “Sub-Advisor Indemnitees”) shall not be liable to the Advisor or the Client and the Advisor and the Client hereby jointly and severally agree to indemnify and hold harmless the Sub-Advisor Indemnitees from and against any and all losses, claims, damages, liabilities and expenses (including, but not limited to, all reasonable counsel fees and costs arising out of the defense and/or investigation of such matters) to which one or more of the Sub-Advisor Indemnitees may become subject, for any action taken or omitted to be taken, or alleged to be taken or omitted to be taken, by the Sub-Advisor in connection with the performance of any of its duties or obligations under this Agreement; provided, that nothing contained herein shall protect or be deemed to protect the Sub-Advisor Indemnitees against or entitle or be deemed to entitle the Sub-Advisor Indemnitees to indemnification in respect of, any liability to which the Sub-Advisor Indemnitees would otherwise be subject by reason of, or based upon (i) a material breach of this Agreement by the Sub-Advisor; (ii) the gross negligence, misconduct, bad faith, reckless disregard of the Sub-Advisor’s obligations and duties hereunder or fraud by the Sub-Advisor; (iii) any willful misstatement or willful omission of any material fact by the Sub-Advisor; or (iv) any knowing and intentional violation of Applicable Law by the Sub-Advisor; provided, further, that this Section 22 shall not relieve the Sub-Advisor Indemnitees from any liability imposed by Federal or state securities laws or other Applicable Laws which cannot be waived.

23. Indemnification of the Advisor and the Client. The Advisor and the Client, and each of their respective members, shareholders, partners, general partners, managers, directors, officers, employees and agents (collectively, the “Advisor/Client’s Indemnitees”) shall not be liable to the Sub-Advisor and the Sub-Advisor hereby agrees to indemnify and hold harmless each of the Advisor/Client’s Indemnitees from and against any and all losses, claims, damages, liabilities and expenses (including, but not limited to, all reasonable counsel fees and costs arising out of the defense and/or investigation of such matters) to which one or more of the Advisor/Client’s Indemnitees may become subject by reason of, or based upon (i) a material breach of this Agreement by the Sub-Advisor; (ii) the gross negligence, misconduct, bad faith, reckless disregard of the Sub-Advisor’s obligations and duties hereunder or fraud by the Sub-Advisor; (iii) any willful misstatement or willful omission of any material fact by the Sub-Advisor; or (iv) any knowing and intentional violation of Applicable Law by the Sub-Advisor; provided, further, that this Section 23 shall not relieve the Advisor/Client’s Indemnitees from any liability imposed by Federal or state securities laws or other Applicable Laws which cannot be waived.

24. Notices. Any notice, demand or other communication required or permitted to be given pursuant to this Agreement will have been sufficiently given for all purposes (a) if delivered personally to the party or to an executive officer of the party to whom such notice, demand or other communication is directed on the date of such personal delivery, or (b) if sent by overnight delivery carrier, such as Federal Express, United Parcel Service, Airborne Express, U.S. Express Mail, etc., on the second (2nd) Business Day following delivery of such notice to the overnight delivery carrier, provided the same is fully paid for and properly addressed (with the fastest delivery option possible), or (c) if sent by registered or certified mail, postage prepaid, addressed to one of the parties (as set forth above or to such other address, facsimile number, or to such other person as the parties shall have last designated by written notice) on the fifth (5th) Business Day after the date on which it was deposited in a regularly maintained receptacle for the deposit of United States mail, or (d) if sent by facsimile transmission, or other electronic means, on the date of such transmission, if there is evidence from such electronic transmission that reflects that all pages of the notice, demand or other communication were, in fact, transmitted to the receiving party, and the original notice is sent that day by overnight delivery carrier (with the fastest delivery option possible).

(a)	In the case of the Advisor, the contact information for such notices will be delivered to:

c/o TriLinc Advisors, LLC

1230 Rosecrans Ave, Suite 605

Manhattan Beach, California 90266

United States

Attention: Gloria S. Nelund

Telephone: +001 (310) 997-0580

(b)	In the case of the Sub-Advisor, the contact information for such notices will be delivered to:

Barak Fund Management

13a King George V Avenue

Floreal

Maurifius

Attention: Prieur Du Plessis / Stef Pozza

Telephone: +27 845581878 / + 230 593 17439

(c)	In the case of the Client, the contact information for such notices will be delivered to:

c/o TriLinc Global Impact Fund, LLC

1230 Rosecrans Ave, Suite 605

Manhattan Beach, California 90266

United States

Attention: Gloria S. Nelund

Telephone No.: +001 (310) 997-0580

Or to such other address or to such other person as the Advisor, the Sub-Advisor or the Client shall have last designated by written notice given as herein provided.

25. Duration and Termination.

(a) The term of this Agreement shall commence on the date set forth in the preamble hereto and shall continue until terminated pursuant to this Section 25.

(b) Notwithstanding anything to the contrary provided herein, this Agreement may be terminated at any time, without payment of any penalty, by the Advisor upon not less than one year’s prior written notice to the Sub-Advisor in the event that the Advisor determines that such termination is required by the Advisor’s fiduciary duties to the Company or instructions from the Company’s board of managers, except that the Sub-Advisor shall, in good faith, use its reasonable best efforts to continue to monitor and service the investments of the Client until the wind-up of such investments is reasonably complete. In the event of termination under this Section 25(b), this Agreement shall terminate on the later of (i) the date that is one year following the notice of termination from the Advisor to the Sub-Advisor and (ii) the earliest date on which the Advisor or the Sub-Advisor determines that the wind-up of the Client investments is reasonably complete; provided that such termination date shall not be later than three (3) years following the date of notice of termination by the Advisor to the Sub-Advisor.

(c) Notwithstanding anything to the contrary provided herein, this Agreement may be terminated at any time, without payment of any penalty, by the Sub-Advisor upon not less than one year’s prior written notice to the Advisor, except that the Sub-Advisor shall, in good faith, use its reasonable best efforts to continue to monitor and service the investments of the Client until the wind-up of such investments is reasonably complete. In the event of termination under this Section 25(c), this Agreement shall terminate on the later of (i) the date that is one year following the notice of termination from the Sub-Advisor to the Advisor and (ii) the earliest date on which the Advisor or the Sub-Advisor determines that the wind-up of the Client investments is reasonably complete; provided that such termination date shall not be later than three (3) years following the date of notice of termination by the Sub-Advisor to the Advisor.

(d) This Agreement may be terminated immediately (i) by the Advisor upon the occurrence of a Sub-Advisor Material Event, (ii) by the Sub-Advisor upon the occurrence of an Advisor Material Event, or (iii) by any party upon (A) any fraudulent conduct, criminal conduct, willful misconduct or the negligent breach of fiduciary duty of or by a non-terminating party, (B) a material breach of this Agreement by a non-terminating party not cured within thirty (30) days after such party receives written notice of such breach, or (C) an event of the bankruptcy of a non-terminating party or commencement of any bankruptcy or similar insolvency proceedings of such party.

(e) This Agreement shall, at the option of the Sub-Advisor, either survive or terminate upon the termination of the Advisory Agreement and the Services Agreement upon the terms set forth in this Section 25(e). Upon the termination of the Advisory Agreement and the Services Agreement, at the option of the Sub-Advisor, which may be exercised by the Sub-Advisor by written notice to the Client pursuant to Section 24 within 45 days (the “Exercise Period”) after the Sub-Advisor’s receipt of written notice of such termination (or anticipated termination) of said agreements, either:

(i)	the Sub-Advisor may give notice to terminate this Agreement pursuant to Section 25(d)(ii);

(ii)	the Sub-Advisor may give notice to terminate this Agreement pursuant to Section 25(c); or

(iii)	if the Company appoints a successor to the Company Advisor, the Sub-Advisor may elect to renew this Agreement, and if the Sub-Advisor makes such an election then the Client shall (A) cause such successor to the Company Advisor to incorporate a successor to the Advisor (which successor to the Advisor shall be an Affiliate of the successor to the Company Advisor or another Person acceptable to the Sub-Advisor), (B) cause such successor to the Company Advisor to enter into a services agreement with such successor to the Advisor on terms substantially identical to those of Services Agreement, and (C) cause such successor to the Advisor to enter into a novation of this Agreement with the Sub-Advisor and the Client (upon the assumption that the advisory agreement between the successor to the Company Advisor and the Company shall be on terms substantially identical to those of the Advisory Agreement, and if that is not the case then such renewal shall be on terms mutually acceptable to the successor to the Advisor and the Sub-Advisor), in each case as soon as reasonably practicable after such successor to the Company Advisor has been appointed.

In the event that the Sub-Advisor does not exercise the foregoing option within the Exercise Period, then the Sub-Advisor shall be deemed to have opted to give notice as of the expiration of the Exercise Period to terminate this Agreement pursuant to Section 25(c). If the Sub-Advisor opts, or has been deemed to have opted, to terminate this Agreement pursuant to Section 25(c), then, for the period after termination of the Advisory Agreement and the Services Agreement through the effective date of termination of this Agreement, the Client shall be responsible to the Sub-Advisor for payment of all compensation pursuant to Section 16 and expenses pursuant to

Section 17 of this Agreement and the performance of all of the Advisor’s other obligations under this Agreement. Alternatively, if the Sub-Advisor elects to renew this Agreement, then, for the period after termination of the Advisory Agreement and the Services Agreement until such time as a successor to the Advisor has entered into a novation of this Agreement with the Sub-Advisor (or this Agreement has been otherwise renewed in accordance with Section 25(e)(iii)), the Client shall be similarly responsible to the Sub-Advisor for payment of all such compensation, expenses and performance of all of the Advisor’s other obligations under this Agreement. In each such case, for the relevant period the Client shall be responsible to the Sub-Advisor to the same extent as the Advisor would have been obligated to do so, as if the Advisory Agreement and the Services Agreement had not been terminated, and the Sub-Advisor shall be responsible to the Client for the performance of the Sub-Advisor’s obligations under this Agreement, as if the Client were the Advisor.

(f) In the event that this Agreement is terminated pursuant to more than one subsection of this Section 25, the effective date of termination of this Agreement shall be the earliest date provided for under this Section 25 with respect to any such subsection.

26. Payments on Termination and Survival of Certain Rights and Obligations.

(a) Upon the effective date of termination of this Agreement, the Sub-Advisor shall not be entitled to compensation for further services hereunder except it shall be entitled to receive from the Advisor (i) all unpaid reimbursements of expenses within thirty (30) days after the effective date of such termination and (ii) all earned but unpaid Sub-Advisor Fees payable to the Sub-Advisor for services performed prior to effective date of the termination of this Agreement, at the times set forth in Annex C hereto.

(b) Upon the effective date of termination, the Sub-Advisor shall promptly deliver to the Advisor (i) a full accounting of the Client Assets covering the period following the date of the last accounting furnished to the Advisor and (ii) all documents relating to the Client’s investment in the Client Assets then in the possession or control of the Sub-Advisor, provided that, (a) subject to Section 35 of this Agreement, the Sub-Advisor shall be entitled to retain a copy of such documents to the extent necessary for audit and administrative purposes, and (b) to the extent that such documents relate to both the Client’s investments and investments of other clients or customers of the Sub-Advisor or its Affiliates, and original documents are not required by the Client in order to exercise all of its legal rights with respect to the Client Assets, the Sub-Advisor may provide copies of such documents to the Client in lieu of originals. Nothing in this Section 26 shall be interpreted to obligate the Sub-Advisor to violate any confidentiality obligations to its or its Affiliates’ other clients or customers and the Sub-Advisor may redact any such document to prevent the Advisor or Client from receiving any potentially identifying information of the Sub-Advisor’s or its Affiliates’ clients or customers and/or their activities.

(c) Upon the delivery of a notice of termination pursuant to Section 25, at the option of the Advisor, the Sub-Advisor’s investment discretion with respect to some or all of the Client Assets shall terminate and the Sub-Advisor shall enter into only such transactions or refrain from entering into transactions as directed by the Advisor, or to cause the Client Assets to be transferred as the Advisor directs, except as prohibited by Applicable Laws.

(d) At any time during the term of this Agreement after the delivery of a notice of termination pursuant to Section 25, the Advisor, in its sole discretion, may elect to require the Sub-Advisor to arrange for the complete liquidation of the Client Assets in an orderly fashion and arrange for the availability of the termination proceeds in cash. Upon the Advisor’s election, the Sub-Advisor shall use commercially reasonable efforts to liquidate all Client Assets prior to the effective date of termination of this Agreement, in consultation with the Advisor, in order to keep the Client fully informed about the status of the liquidation. The Client shall be entitled to receive any and all amounts (including, but not limited to, interest) which are credited or accrue with respect to the termination proceeds on or after the termination date (pursuant to the agreements or arrangements governing the custody of the Account by the applicable Custodian) until such proceeds are distributed to the Client. If discretion of the Sub-Advisor has been removed pursuant to Section 26(c) above, then upon the receipt or delivery (as the case may be) of a party’s notice of termination, the Sub-Advisor shall take no further action with respect to the Account, or portion thereof with respect to which the discretion has been removed, other than to provide such information and documentation to the Advisor as shall be required to enable the Advisor or any designated agent of the Client to exercise discretion over the Account, or portion thereof, and the assets contained therein.

(e) Upon the expiration or termination of this Agreement, neither party shall have any further rights or obligations under this Agreement, except that Sections 7, 22, 23, 26, 29, 30, 31, 32, 33, 34 and 35 shall survive the termination or expiration of this Agreement.

27. Amendment. This Agreement shall not be changed, modified, terminated, or discharged, in whole or in part, except by an instrument in writing signed by all parties hereto, or their respective successors or assignees.

28. No Assignment. This Agreement shall not be assigned by any party hereto without the prior written consent of the other parties hereto. No party hereto may delegate its responsibility hereunder for performing services to any other Person without the prior written consent of the other parties hereto. Notwithstanding the foregoing, the Sub-Advisor may delegate the performance of its obligations under this Agreement to an Affiliate, provided that the Sub-Advisor shall remain fully responsible for the performance of such obligations.

29.	Arbitration.

ARBITRATION DISCLOSURES.

•	ARBITRATION IS FINAL AND BINDING ON ALL PARTIES.

•	EXCEPT AS PROVIDED BELOW, THE PARTIES ARE WAIVING THEIR RIGHT TO SEEK REMEDIES IN COURT, INCLUDING THE RIGHT TO JURY TRIAL.

•	PRE-ARBITRATION DISCOVERY IS GENERALLY MORE LIMITED THAN AND DIFFERENT FROM COURT PROCEEDINGS.

•	THE ARBITRATORS’ AWARD IS NOT REQUIRED TO INCLUDE FACTUAL FINDINGS OR LEGAL REASONING AND ANY PARTY’S RIGHT TO APPEAL OR TO SEEK MODIFICATION OF RULINGS BY THE ARBITRATORS IS STRICTLY LIMITED.

•	THE PANEL OF ARBITRATORS WILL TYPICALLY INCLUDE A MINORITY OF ARBITRATORS WHO WERE OR ARE AFFILIATED WITH THE SECURITIES INDUSTRY.

(a) Any controversy between or among the Sub-Advisor and/or the Advisor and/or the Client arising out of or relating to this Agreement shall be settled by confidential arbitration before and in accordance with the rules then in effect of the American Arbitration Association (the “AAA”) in the City, County and State of New York. Any arbitration hereunder shall be before at least three (3) arbitrators and the award of the arbitrators, or of a majority of them, shall be final, and judgment upon the award rendered may be entered in any court, state or federal, having jurisdiction. In the event that the dispute is a two-party dispute, each party to the dispute shall select one (1) arbitrator and the two arbitrators then selected shall select the third arbitrator. In the event that the dispute is a three-party dispute, the Client shall select one (1) arbitrator on behalf of the Client and the Advisor, the Sub-Advisor shall select one (1) arbitrator and then the aforementioned two arbitrators shall select the third arbitrator. No Person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action; or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class until: (i) the class certification is denied; (ii) the class action is decertified; or (iii) the Advisor and/or the Client, as applicable, is excluded from the class by the court. Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Agreement, except to the extent stated herein.

(b) Nothing in this Agreement shall prevent a party from applying to a court of law for provisional or interim measures or injunctive relief as may be necessary to safeguard the property or rights that are the subject matter of the arbitration. Any of the parties hereto may bring by summary proceedings an action in court to compel arbitration of any dispute pursuant to this Agreement. For such purposes, each party consents to the personal jurisdiction of the federal and state courts in the State of New York. Each party agrees that service of process may be made on such party at the address set forth in Section 24. Each party waives any objection to the service of process so made or to jurisdiction or venue in such courts including, without limitation, any objection based on the grounds of forum non conveniens.

30. Severability. If any provision of this Agreement shall be held or made invalid by a statute, rule, regulation, decision of a tribunal or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

31. Entire Agreement. This Agreement represents the entire agreement between the parties with regard to the services described herein, and may not be modified or amended, except in writing signed by the party to be charged specifically referring to this Agreement and referencing the Section number and provision to be modified or amended; provided, however, upon the Client’s execution of the Addendum and without further action by the Client, the Advisor or the Sub-Advisor, the Client shall automatically become a party hereto. This Agreement supersedes all previous and contemporaneous agreements and understandings between the parties hereto with respect to the subject matter hereof.

32. Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

33. Headings. The headings in this Agreement are for convenience of reference only and will not be deemed to alter or affect any provision hereof.

34. Governing Law. This Agreement shall be construed and interpreted under the laws of the State of New York without giving effect to any conflict of law principles thereunder.

35. Confidentiality. The parties hereto each acknowledge that, during the term of this Agreement, each party shall have access to confidential and proprietary information of the other parties, including, but not limited to, information regarding investment and trading strategies of the Advisor and the Sub-Advisor, the terms and conditions of this Agreement, investments made and positions held by the Account, and any other nonpublic information of the other parties. Except as otherwise required by Applicable Law, such confidential information of any party may not be used in any way by any other party for any reason whatsoever, or directly or indirectly disclosed to or discussed with any other person or entity, except (a) as reasonably required in connection with the performance of its obligations pursuant to this Agreement, (b) as required by Applicable Law, or (c) pursuant to a request from a government, government agency or self-regulatory organization having jurisdiction over the party. The Advisor shall not, without the consent of the Sub-Advisor, publicly disclose the identity of the Sub-Advisor or its Affiliates, or the existence of this Agreement, except in the Company’s public filings with the Securities and Exchange Commission, as otherwise required by Applicable Law, or in connection with sales literature or other marketing or advertising materials. The Advisor shall notify and consult with the Sub-Advisor prior to any public disclosure of the identity of the Sub-Advisor or its Affiliates, or the existence of this Agreement, in connection with sales literature or other marketing or advertising materials.

[Signature on Next Page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first written above.

ADVISOR:

TRILINC ADVISORS INTERNATIONAL, LTD.

By:	/s/ Gloria S. Nelund
Name:	Gloria S. Nelund
Title:	Director

/s/ Gloria Nelund

SUB-ADVISOR:

BARAK FUND MANAGEMENT, LTD.

By:	/s/ PJ Du Plessis
Name:	PJ Du Plessis
Title:	Advisor

Exhibit 1

ADDITIONAL PARTY ADDENDUM

AGREEMENT TO BE BOUND TO,

AND ACCEPT THE TERMS OF,

THE SUB-ADVISORY AGREEMENT

Reference is made to that certain SUB-ADVISORY AGREEMENT (the “Agreement”) entered into as of July 1, 2014, by and among TriLinc Advisors International, Ltd., a Cayman Islands exempted company (the “Advisor”) and Barak Fund Management, Ltd., a limited liability company organized under the laws of Mauritius (the “Sub-Advisor”).

TriLinc Global Impact Fund – African Trade Finance, Ltd, an exempted company organized under the laws of the Cayman Islands (the “Client”) wishes to become an additional party to the Agreement to which this Addendum is attached. By its execution of this Addendum and without further action by the Client, the Advisor or the Sub-Advisor, the Client hereby makes the representations and warranties of the Client set forth in Section 18 of the Agreement as of the date hereof and agrees to comply with all of the covenants, agreements, terms and conditions of the Agreement as of the date hereof.

CLIENT:

TRILINC GLOBAL IMPACT FUND – AFRICAN TRADE FINANCE, LTD.

By:	/s/ Gloria S. Nelund
Name:	Gloria S. Nelund
Title:	Director

DATE: July 1, 2014

ANNEX A

CLIENT ACCOUNT INFORMATION FORM

1. CUSTODY OF ACCOUNT ASSETS. The Client Assets to be managed under this Sub-Advisory Agreement will be held in a custody account established by Advisor with the custodian named below.

Cash and Securities

First Foundation Bank	Account Number: 2010007336

18101 Bon Karman Avenue, Ste. 750	Contact Person: Patti Estrada

Irvine, CA 90266 USA	Telephone Number: 1.949.202.4133

Physical Documents

Millenium Trust Company	Account Number: 1619PM472

2001 Spring Road, Ste. 700	Contact Person: David Braga

Oak Brook, IL 60523 USA	Telephone Number: 1.630.3686523

2. ADVISOR SIGNATURE. The Advisor hereby confirms that it has reviewed the above information and that it is true, correct and complete and the undersigned warrants that he or she has full power and authority to execute this Client Assets and Account Information Form on behalf of the Client.

Advisor:	TriLinc Advisors International, Ltd

By:	/s/ Gloria S. Nelund
[Authorized Signatory]

[Print Name of Signatory]

[Print Title of Signatory]

ANNEX B

INVESTMENT GUIDELINES AND RESTRICTIONS

General Investment Guidelines:

The Sub-advisor must obtain the prior written approval of the Advisor for exceptions to the following guidelines:

Borrower Company Characteristics:

•	Fewer than 500 full time, permanent employees (with preference for those meeting IFC definition of SME1).

•	For borrowers in the agricultural and aquaculture sectors, fewer than 1,000 full time, permanent employees.

•	Cooperatives are automatically considered to be SMEs as it is assumed that each user owner company that is part of the cooperative is an SME.

•	Adequate collateral coverage – maximum 85% LTV for each draw under the loan facility at all times.

•	Collateral to consist of a first security interest over the underlying commodity or general goods that support the transaction.

•	The commodity or general goods that support the transaction will be subject to a collateral management agreement with a reputable third party who is responsible for verifying and monitoring the commodity or general goods through the life of the transaction.

•	The commodity or general goods that support the transaction will have insurance cover through the life of the transaction.

•	For existing Borrower(s) of Sub-Advisor - demonstrate favorable payment track record with the Sub-Advisor.

•	New Borrower(s) of Sub-Advisor - at least 3 year operating history.

[1]	IFC defines an SME as meeting at least two of these three criteria: fewer than 300 employees, less than $15 million in assets, less than $15 million in annual sales.

•	Borrower is in compliance with all existing loan and financial covenants.

Underwriting Criteria:

•	All investments made by the Sub-Advisor on behalf of the Client shall be trade finance transactions, or participations in trade finance transactions, for small or medium enterprises with the above Borrower Company Characteristics whose principal place of business is located in Botswana, Mauritius, Namibia or South Africa. The Sub-Advisor may also originate or invest in trade finance transactions of substantially the same nature in Ghana, Tanzania, Uganda and Zambia provided the Sub-Advisor has substantial experience in these countries or the Sub-Advisor has had substantial experience with specific borrowers in those countries.

•	All loan facility commitments made by the Sub-Advisor on behalf of the Client shall mature within 12 months after the closing or annual renewal of the applicable loan facility.

•	Each draw under a loan facility will be supported by a documented transaction cycle that supports the full repayment of that draw, with a subsequent repayment not to exceed a rolling 270 day term.

Impact Criteria:

•	Counterparties must not be engaged in activities that appear on the IFC Exclusion List.

•	Counterparties must operate in compliance with local labor and environmental laws.

•	Counterparties must at a minimum state their impact objectives, commit to track and report on the economic, social and/or environmental impact of their businesses, and must be reasonably expected to show progress in one or more indicators that pertain to the Company’s core impact objective of economic development:

•	Increase in total number of employees (normalized for part-time & seasonal)

•	Increase in employee wages

•	Increase in earned revenue

•	Increase in net income

•	Increase in taxes paid

Restrictions on Permitted Investments:

Sub-advisor must obtain the prior written approval of the Advisor for transactions involving Non-qualifying Investments. “Non-qualifying Investments” include each of the following:

(i) all investments and loan commitments in or to any issuer or borrower where the aggregate amount invested in or loaned directly or indirectly by the Client to such issuer or borrower, together with its Affiliates, would exceed $25,000,000 as a result of such investment or loan;

(ii) all investments involving conflicts of interest pursuant to Section 14 of the Agreement;

(iii) all investments and loan commitments in or to any issuer or borrower where the aggregate amount invested in or loaned to such issuer or borrower would, at each time money is advanced (together with any other indebtedness of such borrower with respect to the specified merchandise, insurance or services for or with respect to which it will be used), exceed the purchase price (in the case of advances prior to the purchase of merchandise, insurance or services) or value (in the case of advances after the purchase of merchandise, insurance or services) of the specified merchandise, insurance or services for or with respect to which it will be used;

(iv) all investments other than:

(A) notes, drafts, acceptances, open accounts receivable and/or other obligations representing part or all of the sales price of merchandise, insurance and/or services, in each case the proceeds of which were used or contain restrictions requiring they be used exclusively for or with respect to such merchandise, insurance and/or services;

(B) loans to manufacturers, wholesalers and/or retailers of, or to prospective purchasers of, specified merchandise, insurance and/or services, in each case the documentation with respect to which restricts the use of the underlying proceeds to the manufacture or purchase of specified merchandise, insurance or services; or

(C) mortgages and other liens on or interests in real estate, provided that any such mortgages or other liens are secured by a first or second lien on real estate, the fair market value of which, at the time of the loan, is equal to or greater than the principal value of the loan;

(v) all participation interests in investments and loan commitments in or to any issuer or borrower where the aggregate amount invested in or loaned directly or indirectly by the Client to such issuer or borrower, together with its Affiliates, would exceed $25,000,000 as a result of such investment or loan;

(vi) all investments involving conflicts of interest, pursuant to Section 14 of the Agreement, other than Permitted Participations. “Permitted Participations” means a participation interest where both: (A) the only reason that the participation interest would be a Non-Qualifying Investment pursuant to this paragraph (ii) is that an Affiliate of the Sub-Advisor acts as the originator, servicer or other agent of the participation interests; and (B) the Client is not, directly or indirectly, charged for or otherwise subject to having have its investment return diminished by (1) any fees, commissions or other compensation payable to any Affiliate of the Sub-Advisor in connection with the participation interest or (2) any third party fees or other costs or expenses applicable to such participation interest where the Sub-Advisor would not be entitled to be reimbursed for such costs or expenses under Section 17 of the Agreement if they had been incurred by the Sub-Advisor. Pursuant to Section 14 of the Agreement, the Client hereby consents to any Permitted Participations;

(vii) all participation interests in investments and loan commitments in or to any issuer or borrower where the aggregate amount invested in or loaned to such issuer or borrower would, at each time money is advanced (together with any other indebtedness of such borrower with respect to the specified merchandise, insurance or services for or with respect to which it will be used), exceed the purchase price (in the case of advances prior to the purchase of merchandise, insurance or services) or value (in the case of advances after the purchase of merchandise, insurance or services) of the specified merchandise, insurance or services for or with respect to which it will be used;

(viii) any participation interest that either (A) is acquired by the Client from a Person other than the originator of the participation interest or (B) was not allocated to the Client by the Sub-Advisor prior to the closing of the underlying investment to which the participation interest relates;

(ix) any participation interest where (A) creditors of the originator of the participation may have recourse to the participation interest (including, without limitation, upon the bankruptcy, receivership or other insolvency of the originator), (B) the Client does not have the right to pledge or exchange the participation interest, or there is a constraint on such right that provides any material benefit to the originator of the participation, or (C) the originator of the participation maintains effective control over the participation interest through either (1) an agreement that both entitles and obligates the originator to repurchase or redeem the participation interest before its maturity or (2) the ability to unilaterally cause the Client to return the participation interest to the originator; and

(x) all investments other than participation interests in notes, drafts, acceptances, open accounts receivable and/or other obligations representing part or all of the sales price of merchandise, insurance and/or services, in each case the proceeds of which were used or contain restrictions requiring they be used exclusively for or with respect to such merchandise, insurance and/or services.

ANNEX C

SUB-ADVISOR FEES

The Advisor will engage multiple Sub-Advisors on behalf of the Company and its subsidiaries, including the Client. The aggregate amount of all fees (other than the asset management fee pursuant to Section 2 of this Annex C, which shall be payable to the Sub-Advisor irrespective of receipt of the related management fee by the Company Advisor) paid to Eligible Sub-Advisors (as defined below) for such services shall not exceed the aggregate amount of the fees received by the Company Advisor from the Company, as described herein. For all of the services provided by the Sub-Advisors under their respective Sub-Advisory Agreements, the Advisor shall pay each Eligible Sub-Advisor the fees set forth in this Annex C.

1. Definitions.

Capitalized terms used but not defined in this Annex C shall have the meanings given to such terms in the Sub-Advisory Agreement.

“Capital Gains Incentive Fee Pool” has the meaning given to such term in Section 3(b) of this Annex C.

“Client Gross Assets” means the total fair value of the assets in the Account at the end of each calendar quarter, other than intangibles and after the deduction of associated allowances and reserves, as determined by the Advisor in its sole discretion.

“Client Net Assets” means the cumulative Client Assets deposited to the Account by the Advisor, less the cumulative withdrawals from Client Assets representing a return of capital.

“Designated Capital Pool Percentage” means a percentage equal to a fraction,

(a)	the numerator of which is equal to the sum of (a) 50% multiplied by the aggregate Client Net Assets managed by all Sub-Advisors whose Eligible Sub-Advisor’s Pre-incentive Fee Net Investment Income on Client Net Assets does not exceed the Hurdle, plus (b) 62.5% multiplied by the aggregate Client Net Assets managed by all Sub-Advisors whose Eligible Sub-Advisor’s Pre-incentive Fee Net Investment Income on Client Net Assets exceeds the Hurdle; and

(b)	the denominator of which is equal to the amount of Sub-Advised Net Assets, in each case determined as of the end of the relevant calendar year.

“Eligible Sub-Advisor” means, with respect to each of the Incentive Fee Pools, a Sub-Advisor that is able to participate in such Incentive Fee Pool pursuant to Section 3(d) of this Annex C.

“Hurdle” has the meaning given to such term in the Advisory Agreement.

“Incentive Fee Pools” means the Subordinated Incentive Fee on Income Pool and the Capital Gains Incentive Fee Pool.

“Loss Carryforward Account” means a memorandum sub-account account to be recorded with respect to each Sub-Advisor’s Client Assets. The initial balance of each Sub-Advisor’s Loss Carryforward Account shall be equal to zero. As of the last day of each calendar year during the term of the Sub-Advisory Agreement with respect each Sub-Advisor, the balance of the Sub-Advisor’s Loss Carryforward Account (a) shall be increased by the absolute value of the amount of any decrease in the Realized Capital Gains applicable to such Sub-Advisor’s Client Assets for such year and (b) shall be reduced (but not below zero) by the amount of any increase in the Realized Capital Gains applicable to such Sub-Advisor’s Client Assets for such year.

“Preferred Return” has the meaning given to such term in the Advisory Agreement.

“Pre-incentive Fee Net Investment Income” means interest income, dividend income and any other income accrued during each calendar quarter, minus the Client Gross Assets’ pro rata portion of the Company’s operating expenses for the quarter (including, without limitation, the asset management fee and operating expenses reimbursed by the Company to the Advisor). Pre-incentive Fee Net Investment Income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation.

“Realized Capital Gains” means a Sub-Advisor’s realized capital gains on its Client Assets, on a cumulative basis from inception of the Eligible Sub-Advisor’s engagement, calculated as of the end of each calendar year by the Advisor, in its sole discretion, net of all realized capital losses and unrealized capital depreciation on a cumulative basis.

“Sub-Advised Net Assets” means the amount of Net Assets (as defined in the Advisory Agreement) managed by all Sub-Advisors.

“Sub-Advisory Agreement” means the Sub-Advisory Agreement to which this Annex C is attached.

“Subordinated Incentive Fee on Income Pool” has the meaning given to such term in Section 3(a) of this Annex C.

2. Sub-Advisor Asset Management Fees. The Advisor will pay each Sub-Advisor an asset management fee, payable quarterly in arrears five Business Days after the Company Advisor’s receipt of its management fees from the Company for the applicable quarter, in an amount equal to 0.70% per annum of its Client Gross Assets, as of the end of such quarter, as determined by the Advisor. The Advisor shall furnish to the respective Sub-Advisor a reasonably detailed computation of such amount payable to the Sub-Advisor. If a Sub-Advisor manages Client Assets for less than the full calendar quarter, the Sub-Advisor’s asset management fee payment shall be prorated based on the number of days Client Assets were actually managed by the Sub-Advisor during such quarter. The Advisor shall notify each Sub-Advisor of each payment date for the asset management fees as soon as reasonably practicable after such date is determined.

3. Incentive Fee Pools.

(a)	Subordinated Incentive Fee on Income Pool. The Advisor shall establish a “Subordinated Incentive Fee on Income Pool” for the subordinated incentive fees on income as follows:

(i)	For each calendar quarter during the term of the Advisory Agreement where the Pre-incentive Fee Net Investment Income on Sub-Advised Net Assets did not exceed the Hurdle as of the end of the immediately preceding fiscal quarter, the Advisor will fund the Subordinated Incentive Fee on Income Pool with an amount equal to fifty percent (50%) of the subordinated incentive fees on income received by the Company Advisor or the Company Advisor’s assignee under the Advisory Agreement for such quarter, if any.

(ii)	For each calendar quarter during the term of the Advisory Agreement where the Pre-incentive Fee Net Investment Income on Sub-Advised Net Assets exceeded the Hurdle as of the end of the immediately preceding fiscal quarter, the Advisor will fund the Subordinated Incentive Fee on Income Pool with an amount equal to the sum of (A) fifty percent (50%) of the subordinated incentive fees on income received by the Company Advisor or the Company Advisor’s assignee under the Advisory Agreement for such quarter, if any, plus (B) twelve and one half percent (12.5%) of the subordinated incentive fees received by the Company Advisor or the Company Advisor’s assignee under the Advisory Agreement, if any, that are attributable to such excess of the Pre-incentive Fee Net Investment Income on Sub-Advised Net Assets over the Hurdle.

(b)	Capital Gains Incentive Fee Pool. The Advisor shall establish a “Capital Gains Incentive Fee Pool” for the incentive fees on capital gains. For each calendar year during the term of the Advisory Agreement the Advisor will fund the Capital Gains Incentive Fee Pool with an amount equal to the Designated Capital Pool Percentage of the incentive fees on capital gains received by the Company Advisor or the Company Advisor’s assignee under the Advisory Agreement for such year.

(c)	Proration of Incentive Pools. In the event that the term of the Advisory Agreement ends on a day other than the last day of a calendar quarter, the last day of the term of the Advisory Agreement shall be treated as the end of such calendar quarter for the purposes of the Incentive Fee Pools. The amounts to be funded into the Incentive Fee Pools shall be prorated, based on the number of days, for any partial calendar quarter or year (as applicable) during the term of the Advisory Agreement.

(d)	Incentive Fee Eligibility. Each Sub-Advisor must meet the following criteria in order to be an Eligible Sub-Advisor for each of the Incentive Fee Pools:

(i)	To be an Eligible Sub-Advisor for the Subordinated Incentive Fee on Income Pool for any calendar quarter, a Sub-Advisor’s Pre-incentive Fee Net Investment Income must exceed the Preferred Return applicable to its Client Net Assets as of the end of the immediately preceding quarter.

(ii)	To be an Eligible Sub-Advisor for the Capital Gains Incentive Fee Pool for any year, the amount of Realized Capital Gains applicable to such Sub-Advisor’s Client Assets must have increased during such year.

(e)	Sub-Advisor Share of Incentive Fees on Income. Subject to Section 3(g) of this Annex C, each Eligible Sub-Advisor’s share of the Subordinated Incentive Fee on Income Pool, if any, shall be determined as follows:

(i)	For each calendar quarter during the term of the Sub-Advisory Agreement in which the Eligible Sub-Advisor’s Pre-incentive Fee Net Investment Income on its Client Net Assets exceeds the Preferred Return applicable to such Client Net Assets, but does not exceed the Hurdle applicable to such Client Net Assets, the Eligible Sub-Advisor’s share of the Subordinated Incentive Fee on Income Pool for such calendar quarter shall be equal to 50% of the amount of the excess of Eligible Sub-Advisor’s Pre-incentive Fee Net Investment Income on its Client Net Assets over the Preferred Return applicable to such Client Net Assets.

(ii)	For each calendar quarter during the term of the Sub-Advisory Agreement in which the Eligible Sub-Advisor’s Pre-incentive Fee Net Investment Income on its Client Net Assets exceeds the Hurdle applicable to such Client Net Assets, the Eligible Sub-Advisor’s share of the Subordinated Incentive Fee on Income Pool for such calendar quarter shall be equal to the sum of (A) 10% of the amount of the Eligible Sub-Advisor’s Pre-incentive Fee Net Investment Income on its Client Net Assets, plus (B) 2.5% of the amount of the excess of Eligible Sub-Advisor’s Pre-incentive Fee Net Investment Income on its Client Net Assets over the Hurdle applicable to such Client Net Assets.

(iii)	If an Eligible Sub-Advisor manages Client Assets for less than the calendar quarter, the Eligible Sub-Advisor’s share of the Subordinated Incentive Fee on Income Pool shall be prorated based on the number of days Client Assets were actually managed by the Eligible Sub-Advisor during such quarter.

(f)	Sub-Advisor Share of Incentive Fees on Capital Gains. Subject to Section 3(g) of this Annex C, each Eligible Sub-Advisor’s share of the Capital Gains Incentive Fee Pool, if any, shall be determined as follows:

(i)

For each calendar year during the term of the Sub-Advisory Agreement in which the Eligible Sub-Advisor’s Pre-incentive Fee Net Investment Income on its Client Net Assets does not exceed the Hurdle in any one or more quarters, the Eligible Sub-Advisor’s share of the Capital Gains Incentive Fee Pool shall be equal to 10% of the excess of (A) the increase in the Realized Capital Gains applicable to the Sub-Adviser’s Client

Assets for the applicable year, if any, over (B) any positive balance in the Loss Carryfoward Account, with respect to the applicable Sub-Adviser’s Client Assets, as of the beginning of such year.

(ii)	For each calendar year during the term of the Sub-Advisory Agreement in which the Eligible Sub-Advisor’s Pre-incentive Fee Net Investment Income on its Client Net Assets exceeds the Hurdle in all four quarters, the Eligible Sub-Advisor’s share of the Capital Gains Incentive Fee Pool shall be equal to 12.5% of the excess of (A) the increase in the Realized Capital Gains applicable to the Sub-Adviser’s Client Assets for the applicable year, if any, over (B) any positive balance in the Loss Carryfoward Account, with respect to the applicable Sub-Adviser’s Client Assets, as of the beginning of such year.

(iii)	If an Eligible Sub-Advisor manages Client Assets for less than the calendar year, the Eligible Sub-Advisor’s share of the Capital Gains Incentive Fee Pool shall be prorated based on the number of days Client Assets were actually managed by the Eligible Sub-Advisor during such year.

(g)	Allocation and Payment.

(i)	Within five Business Days after the Company Advisor’s receipt of its incentive fees from the Company for the applicable period, the Advisor will allocate the amount of each Incentive Fee Pool among the Eligible Sub-Advisors for such Incentive Fee Pool in proportion to their respective shares of such Incentive Pool. The Advisor shall furnish to the respective Sub-Advisor a reasonably detailed computation of such amount payable to the Sub-Advisor.

(ii)	In the event that the aggregate amount funded into any Incentive Fee Pool for any period exceeds 100% of the aggregate amount of the shares of all Eligible Sub-Advisors for such Incentive Fee Pool for such period, the amount of such excess shall accumulate and increase the aggregate funded amount of such Incentive Pool in subsequent periods (until paid).

(iii)	In the event that the aggregate amount funded into any Incentive Fee Pool for any period is less than 100% of the aggregate amount of the shares of all Eligible Sub-Advisors for such Incentive Fee Pool for such period, the aggregate funded amount of such Incentive Fee Pool shall be paid out to the Eligible Sub-Advisors in proportion to their respective shares thereby. To the extent that any Eligible Sub-Advisors does not receive its full share of an Incentive Fee Pool for any period because there is an insufficient funded amount in such Incentive Fee Pool, the amount by which such share exceeds the amount paid will be carried forward to future periods and shall be paid to such Eligible Sub-Advisor prior to any future payments to other Eligible Sub-Advisors out of the respective Incentive Fee Pool (thereby reducing the aggregate funded amount available for distribution in future periods until paid).

(iv)	Notwithstanding any other provision of this Annex C, the applicable Incentive Fee Pool shall be the sole source of funds for the Eligible Sub-Advisors’ incentive fees under the Sub-Advisory Agreements and none of the Advisor, the Company or the Client shall be liable to any Eligible Sub-Advisor in the event such Eligible Sub-Advisor does not receive its full share of any Incentive Fee Pool as provided herein.

(v)	Upon the termination of the Advisory Agreement, any funds remaining in each Incentive Fee Pool shall be allocated among the Eligible Sub-Advisors relative to the amounts in which the shared in such Incentive Fee Pool on a cumulative basis.

(vi)	All amounts payable to Eligible Sub-Advisors pursuant to this Section 3(g) shall be paid to the Eligible Sub-Advisors within five Business Days after the Company Advisor’s receipt of its incentive fees from the Company for the applicable period. The Advisor shall notify each Sub-Advisor of each payment date for the incentive fees as soon as reasonably practicable after such date is determined.

4. Documentation Fee. The Sub-Advisor may charge the Client’s borrowers a separate fee for the documentation of investment transactions. Such documentation fee will be paid by the borrower upfront and shall not exceed 0.50% of the transaction value at the time of consummation multiplied by the number of years from the commencement of the loan until its maturity. Terms of the fee are limited specifically to the terms contained herein and no other direct fees may be charged by the Sub-Advisor to the Client’s borrowers. The Client and the Advisor acknowledge that the Sub-Advisor shall have the right to demand to be put into funds or to otherwise claim reimbursement directly from the Client’s borrowers in connection with out of pocket expenses incurred (or to be incurred) in connection with such investments. For the avoidance of doubt, such expenses will be over and above the documentation fee charged by the Sub-Advisor to the Client’s borrowers.

5. Unanticipated Refunds, Rebates Etc. In the event that the Company Advisor refunds, rebates or otherwise credits or returns to the Company any fees it has received from the Company, which it subsequently determines not to have been payable by the Company (for example, due to a calculation error), any amounts paid to any Sub-Advisor that were attributable to such refunded, rebated, credited or returned fees shall, at the Advisor’s option, either (a) be repaid to the Advisor by such Sub-Advisor within 5 Business Days after the Advisor’s written request for such repayment, or (b) be set off by the Advisor against any future amounts payable by the Advisor to such Sub-Advisor.

ANNEX D

SUB-ADVISOR MANDATE AND KEY SUB-ADVISOR PERSONNEL

The Sub-Advisor has been designated as a “secondary sub-advisor” for the Company, within the meaning of the Company’s registration statement on Form S-1. However, the Sub-Advisor meets the criteria of a “primary sub-advisor” (as defined). Accordingly, subject to the terms of this Agreement, no notice of termination of this Agreement having been delivered, the Advisor’s fiduciary duties to the Company, any directions from the Company’s board of managers, the Sub-Advisor’s ability to make investments in accordance with the Guidelines and the Sub-Advisor’s continued compliance with its obligations under this Agreement, the Advisor shall use commercially reasonable efforts to ensure that:

(a)	over the term of this Agreement, the Client Assets managed by the Sub-Advisor will increase to an amount equal to or in excess of 5% of the Company’s aggregate invested assets;

(b)	over the term of this Agreement, the aggregate amount of Client Assets placed under the Sub-Advisor’s management will amount to approximately $75,000,000 less the applicable pro-rated portion of the Company’s total expenses, assuming that the Company raises the maximum amount of assets currently contemplated.

The Key Sub-Advisor Personnel are:

(a)	Jean Craven;

(b)	Prieur Du Plessis; and

(c)	Stefano Pozzo.

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ANNEX E

ADDENDUM TO PARAGRAPH 13 OF THE SUB-ADVISORY AGREEMENT –

NON-EXCLUSIVE SERVICES

1. TriLinc Sub-Advisory Agreement “Exclusivity” Clarification. The TriLinc Sub-Advisory Agreement prohibits a sub-advisor (and its affiliates) from providing services similar to TriLinc’s services (i.e., impact investing) to U.S. Retail Investors. The Sub-Advisor maintains the Barak Impact Finance Fund, which is available in the United States. In order to resolve the potential conflict between TriLinc’s exclusivity provision and the offering of the Barak Impact Finance Fund, the Sub-Advisor agrees to grant TriLinc exclusivity in the U.S. Retail Investors market with respect to Impact Investing. Thus, the Sub-Advisor agrees not to, without the prior written consent of the Client, engage distributors, advisors or brokers who service U.S. Retail Investors in order to sell therein the Barak Impact Finance Fund. It is understood that some United States Retail Investors are already aware of the Barak Impact Finance Fund. On a going forward basis, however, the Sub-Advisor will limit its engagement for the Barak Impact Finance Fund solely to institutional investors (defined solely as pension plans, foundations, endowments and Qualified Institutional Buyers). For those U.S. Retail Investors that the Sub-Advisor has already approached with the Barak Impact Finance Fund, it will limit each to a maximum of $10m each and will not engage in any new U.S. retail-related activities for the Barak Impact Finance Fund.

U.S. Retail Investors, is defined as: all individual investors (including all “entities” investing on behalf of an individual, including, but not limited to, family offices, multi-family offices and financial advisors).

2. TriLinc Intellectual Property. The Sub-Advisor agrees not to use TriLinc’s materials (including derivatives thereof), proprietary measures or other intellectual property in its marketing or in any interactions with other investors or potential investors whatsoever, without the prior written permission of the Advisor.

3. Conflict of interest and “cherry-picking.” Barak agrees to offer the Client the right of first refusal to participate (up to a pro-rata portion across Barak’s entire AUM) in all deals that the Sub-Advisor originates; to the extent those deals meet the requirements of Annex B.

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